COMPANY CONTACTS:
AMERICAN VANTAGE COMPANIES
RONALD J. TASSINARI, PRESIDENT AND CHIEF EXECUTIVE OFFICER
702.227.9800


             AMERICAN VANTAGE MEDIA ACQUIRES WELLSPRING MEDIA, INC.

   Leading Specialty Distributor of World and American Independent Cinema and
       Health/Wellness Programming with a 1,000 Title Library Becomes Part of American Vantage Media's Growing Entertainment Platform.

LAS VEGAS, NEVADA AND NEW YORK, NY - February 4, 2004 --- American Vantage Media Corporation ("AVMC"), a wholly-owned subsidiary of American Vantage Companies (NASDAQ:AVCS), today announced that it acquired Wellspring Media, Inc. ("Wellspring"), a leading distributor of world cinema and wellness programming. Wellspring's assets include a 1,000 title library distributed via its Theatrical, Home Video/DVD, Worldwide Sales and Direct Response
("www.artfilmcollection.com") and ("www.videocollection.com") units.

AVCS is an emerging-growth entertainment and media company, which recently acquired Hypnotic Media, Inc., the producer of FOX's hit TV series, "The O.C." and "Terry Tate, Office Linebacker" for Reebok.

For calendar year 2003, Wellspring had audited revenues of $21.1 million and EBITDA of $4.3 million. Wellspring's 2003 net loss of $729,000 includes a one-time inventory obsolescence write-down related to its VHS films of $575,000. At December 31, 2003, Wellspring's programming and film rights library had an audited net book value of $10.5 million. This film library was recently independently appraised at a valuation of approximately $14.0 million. Wellspring employs a staff of 50 people with offices in New York and Los Angeles. Current senior management will remain in place, with Al Cattabiani continuing in his role as President.

In consideration for the transaction, Wellspring's shareholders and employees were paid $8.0 million, of which $4.0 million was paid in cash at closing and the balance in two-year notes.

Stephen K. Bannon, Vice Chairman of American Vantage Companies and Head of the Board of Directors' Acquisition Committee said, "Wellspring provides us with three great assets - a first class management team, a 1,000 film/DVD library and a worldwide distribution apparatus. Coupled with our recent acquisition of Hypnotic in TV/film and branded content production and YaYa in interactive gaming, we have the nucleus for an extraordinary company."

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"Wellspring will be very aggressive in growing the business with our new partners at American Vantage," said Al Cattabiani. "We see many opportunities to build on our core distribution operation, expand our library and cultivate new cinematic talent. We're eager to add the exciting new elements our new corporate siblings bring - from branded content to original program development to new technologies. This will enable us to accelerate our recent progress in strengthening our management team and distribution channels. We can't wait to show the market what this combination will do."

Past and upcoming Wellspring theatrical releases include critically acclaimed films such as Alexander Sokurov's Father and Son and Russian Ark, hailed by Roger Ebert as "one of the most astonishing films ever made.," Akira Kurosawa's masterpiece Ran, The Circle and Crimson Gold by Jafar Panahi, Girlhood by Liz Garbus, In My Skin by Marina de Van, Carnage by Delphine Gleize, Friday Night, by Claire Denis, Madame Sata by Karim Ainouz, Marooned in Iraq by Bahman Ghobadi, The Films of Rainer Werner Fassbinder, Yi Yi by Edward Yang, Les Destinees by Olivier Assayas, Under the Sand by Francois Ozon, Adventures of Felix by Olivier Ducastel and Jacques Martineau, Pola X and Mauvais Sang by Leos Carax, Humanite and 29 Palms by Bruno Dumont, What Time is it There? by Tsai Ming-liang, Ran by Akira Kurosawa and Notorious C.H.O. by Lorene Machado. Together, the Wellspring Home Video and Worldwide Sales libraries boast 1000 titles including major works by Francois Truffaut, Jean Luc Godard, Eric Rohmer, Luchino Visconti, Rainer Werner Fassbinder, Hou Hsiao-Hsien, The Taviani Brothers, Peter Greenaway, Jacques Demy, Akira Kurosawa, Pedro Almodovar, Michelangelo Antonioni, Lina Wertmuller and more. In addition to distributing its theatrical arthouse releases on video/DVD, Wellspring's home video unit focuses on enlightening health and wellness programming including Joseph Campbell's The Power of Myth, and titles featuring the work of Deepak Chopra, Dr. Andrew Weill, Dr. Paul Lam, Alan Watts and Caroline Myss.

Ronald J. Tassinari, Chairman and CEO of AVCS said, "During the last forty days we have set the direction for our 2004 growth plan. We have profitably monetized our last real estate asset, acquired Hypnotic Media, Inc., and have completed the acquisition of Wellspring. We are now able to leverage our company through internal growth, as well as continuing to pursue external growth through additional acquisitions, strategic partnerships and synergistic joint ventures."

American Vantage Media Corporation was represented in the transaction by its legal counsel, Jack Becker with Snow Becker Krauss, P.C. (New York, NY) and Alan Grodin with Weisman Wolff Bergman Coleman Grodin & Evall, LLP (Beverly Hills,
CA) and its financial advisor, Steves Rodriguez with London & Co., LLP (Los Angeles, CA). Wellspring was represented in the transaction by Jefferies & Co. (New York, NY) and its legal counsel, Carl Koener with Koerner Silberberg & Weiner (New York, NY).

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included at the end of this press release is a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles as well as certain Regulation G disclosures.

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of American Vantage Companies' operations are subject to known and unknown risks, uncertainties and other factors, including overall economic conditions and other factors and uncertainties as are identified in American Vantage Companies' Form 10-KSB for the year ended July 31, 2003, Form 10-QSB for the quarter ended October 31, 2003 and Form 8-K (Date of Report: December 31, 2003). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. American Vantage Companies' actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

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The following table reconciles Wellspring's EBITDA to net loss:

                                                                  Year Ended
                                                               December 31, 2003
                                                               -----------------

Net loss                                                         $  (729,000)
Add:
  Amortization of programming rights library                       4,709,000
  Interest expense                                                   223,000
   Depreciation                                                       85,000
   Provision for income taxes                                         23,000
                                                                 -----------
EBITDA                                                           $ 4,311,000
                                                                 ===========